Troutman Pepper Hamilton Sanders LLP 3000 Two Logan Square | 18th & Arch Streets Philadelphia, PA 19103 troutman.com

August 16, 2021

The Hartford Mutual Funds II, Inc.

690 Lee Road

Wayne, Pennsylvania 19087

Ladies and Gentlemen:

We have acted as special Maryland counsel to The Hartford Mutual Funds II, Inc. (the “Company”), a corporation formed under the laws of Maryland, with respect to its series, Hartford Schroders Sustainable Core Bond Fund (the “Acquiring Fund”), in connection with the registration of an indefinite number of shares of common stock of the Acquiring Fund, classified and designated as SDR Shares and Class Y Shares (collectively, the “Shares”), to be issued by the Company, on behalf of the Acquiring Fund, pursuant to an Agreement and Plan of Reorganization (the “Agreement”), between the Company, on behalf of the Acquiring Fund, and Schroder Series Trust, with respect to its series Schroders Core Bond Fund (the “Acquired Fund”), pursuant to which the Acquired Fund will be reorganized into the Acquiring Fund.

This opinion letter is being delivered to you in connection with the registration statement on Form N-14, to be filed by the Company with the Securities and Exchange Commission (“Commission”) under the Securities Act of 1933, as amended (the “1933 Act”) on or about the date hereof in order to register the Shares (the “Registration Statement”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

In connection with our rendering the opinions set forth herein, we have examined the following documents: (1) the Articles of Amendment and Restatement for the Company, along with any amendments or supplements thereto, as certified by the Maryland State Department of Assessments and Taxation (“Articles”); (2) the Amended and Restated By-laws of the Company, along with any amendments or supplements thereto as certified by a duly authorized officer of the Company (“By-laws”); (3) resolutions of the Board of Directors of the Company with respect to the authorization of the issuance and sale of the Shares (“Resolutions”); (4) a Certificate of Status from the Maryland State Department of Assessments and Taxation; (5) the Registration Statement, substantially in the form transmitted to the Commission on or about the date hereof; (6) the Agreement, (7) a certificate executed by an officer of the Company, dated on or about the date hereof (“Certificate”) and (8) such other documents

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and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

As to certain matters of fact material to this opinion, we have, where such facts were not independently known to us, relied exclusively and without independent verification, on the representations and warranties made in the Agreement and the exhibits thereto and representations and warranties contained in the documents referenced in the paragraph above. In the course of our representation of the Company, nothing has come to our attention which leads us to believe that any such reliance was unreasonable.

We note that to the extent that our opinion is based on matters known to us or of which we have knowledge, such knowledge is based solely upon the conscious awareness, without investigation or inquiry of any kind, of the current partners and associates of Troutman Pepper Hamilton Sanders LLP who have devoted substantive attention to the transactions described in the Agreement.

Based upon and subject to the foregoing and subject to the qualifications and limitations set forth below, we are of the opinion that:

(a)	the Company is a corporation duly formed and in good standing under the laws of the State of Maryland; and

(b)

the Shares have been duly authorized for issuance by the Company and upon the satisfaction of the conditions contained in the Agreement, the Shares that the Acquiring Fund will issue pursuant to the Agreement will be validly issued, fully paid and non-assessable.

In rendering such opinions, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have also assumed for the purposes of this opinion that (i) the Registration Statement, as filed with the Commission, will be in substantially the form of the draft referred to above; (ii) the number of Shares to be issued by the Acquiring Fund will not exceed the amount of Shares needed to consummate the transactions described by the Agreement; (iii) the Agreement will have been duly completed, executed and delivered by the parties thereto in substantially the form of the copy referred to above; (iv) the Articles, By-laws, Resolutions, and the Agreement will not have been amended, modified or withdrawn and will be in full force and effect on the date of issuance of such Shares; and (v) there will not have been any changes in applicable law or any other material facts or circumstances relating to the transactions described by the Agreement as of the date of the issuance of such Shares.

Our opinions are limited to matters governed by the laws of the State of Maryland. We do not purport to express, and do not express, any opinion herein with respect to the laws of

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any other state or jurisdiction. To the extent that any of the Articles, By-laws, Resolutions, Agreement or Registration Statement refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended, or any other internal law or regulation applicable to the Acquiring Fund, except for the internal substantive laws of the State of Maryland, as aforesaid, we have assumed compliance with such reference, incorporation or requirement by the Acquiring Fund.

No opinion is rendered as to matters not specifically referred to herein and under no circumstances are you to infer from anything stated or not stated herein any opinion with respect to which such reference is not made. This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

This opinion is rendered as of the date hereof and we assume no obligation to modify, update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention, or any changes in laws which may hereafter occur. Our opinion, as expressed herein, is solely for the benefit of the addressee, and unless we give our prior written consent (which may be withheld for any reason or no reason), neither our opinion nor this opinion letter may be quoted in whole or in part or be relied upon by any other person or entity.

Very truly yours,

/s/ Troutman Pepper Hamilton Sanders LLP

Troutman Pepper Hamilton Sanders LLP